SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

                           FILED BY THE REGISTRANT /X/
                 FILED BY A PARTY OTHER THAN THE REGISTRANT / /

                           CHECK THE APPROPRIATE BOX:
                        /X/  PRELIMINARY PROXY STATEMENT
      / /  CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE
                                  14A-6(E)(2))
                         / /  DEFINITIVE PROXY STATEMENT
                      / /  DEFINITIVE ADDITIONAL MATERIALS
       / /  SOLICITING  MATERIAL  PURSUANT TO 240.14A-11(C) OR 240.14A-12

                              DCH TECHNOLOGY, INC.
                              --------------------

                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                         ______________________________
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

               PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):

                              /X/  NO FEE REQUIRED

  / /  FEE COMPUTED ON TABLE BELOW PER EXCHANGE ACT RULES 14A-6(I)(1) AND 0-11

       (1) TITLE OF EACH CLASS OF SECURITIES TO WHICH TRANSACTION APPLIES:

                     _______________________________________
        (2) AGGREGATE NUMBER OF SECURITIES TO WHICH TRANSACTION APPLIES:

                     _______________________________________
      (3) PER UNIT PRICE OR OTHER UNDERLYING VALUE OF TRANSACTION COMPUTED PURSUANT TO EXCHANGE ACT RULE 0-11 (SET FORTH THE AMOUNT ON WHICH THE
           FILING FEE IS CALCULATED AND STATE HOW IT WAS DETERMINED):

                     _______________________________________
               (4) PROPOSED MAXIMUM AGGREGATE VALUE OF TRANSACTION:

                     _______________________________________
                               (5) TOTAL FEE PAID:

                     _______________________________________
               / / FEE PAID PREVIOUSLY WITH PRELIMINARY MATERIALS.

 / / CHECK BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY EXCHANGE ACT RULE
    0-11(A)(2) AND IDENTIFY THE FILING FOR WHICH THE OFFSETTING FEE WAS PAID PREVIOUSLY. IDENTIFY THE PREVIOUS FILING BY REGISTRATION STATEMENT NUMBER,
               OR THE FORM OR SCHEDULE AND THE DATE OF ITS FILING.

                           (1) AMOUNT PREVIOUSLY PAID:

                     _______________________________________
                (2) FORM, SCHEDULE OR REGISTRATION STATEMENT NO.:

                     _______________________________________
                                (3) FILING PARTY:

                     _______________________________________
                                 (4) DATE FILED:

                     _______________________________________

                              DCH TECHNOLOGY, INC.
                            24832 AVENUE ROCKEFELLER
                           VALENCIA, CALIFORNIA 91355


To The Stockholders:

     The Board of Directors of DCH Technology, Inc., a Delaware corporation, is seeking your approval for (i) a proposed amendment to our Certificate of Incorporation increasing the number of authorized shares of common stock, and
(ii) an increase in the number of shares of common stock reserved for issuance under our 2001 Stock Option Plan, by the solicitation of written consents in lieu of a meeting of stockholders (the "Consent Solicitation"). No meeting of stockholders is being held in connection with this Consent Solicitation.

     In this Consent Solicitation, you are being asked to approve a proposed amendment of our Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000. In addition, you are being asked to approve an increase in the number of shares of common stock reserved for issuance under our 2001 Stock Option Plan from 5,000,000 shares to 10,000,000 shares. The Board of Directors recommends that you vote FOR both of these proposals.

     DCH has made major strides since its beginning as a publicly traded company, and in the six months I have been with DCH we have greatly furthered our progress.

     Specifically, I have redirected our resources to near term product development and sales with significant results. Third quarter 2001 sensor sales were 60% higher than third quarter sales in 2000. Our backlog of fuel cells was $1.1 million at September 30, 2001. We have also reduced our overall operating costs through the elimination or delay of select projects that did not have near term returns to you, our shareholders. THIS REFOCUSING SAVES OVER $1.3 MILLION IN COMPENSATION ALONE ON AN ANNUAL BASIS. At the same time we have been able to continue to advance our core sensor and fuel cell technologies.

     We have financed much of this work through the sale of DCH stock. This has been our primary source of operating capital to commercialize our technologies and create shareholder value. I am writing because we need to expand our
                                                   ---------------------
authorized stock level to continue our momentum and this requires shareholder
-----------------------------------------------------------------------------
approval. We are requesting approval to increase our stock authorization to
--------
100,000,000 shares from the current 50,000,000 shares authorized.

     This request for additional authorized stock should raise five questions for every shareholder:

     1.   HOW  HAVE  WE  USED  THE  PRESENT  STOCK  AUTHORIZATION?
     2.   WHAT  VALUE  HAS  BEEN  GAINED  THROUGH  THE  USE  OF  THE  PRESENT
          AUTHORIZATION?
     3.   FOR  WHAT  PURPOSE  WILL  THE  NEW  STOCK  AUTHORIZATION  BE  USED?
     4.   WHY  IS  THIS  THE  BEST  FINANCING  VEHICLE  FOR  US?

     5.   WHAT  ARE  THE  IMPLICATIONS  TO  THE  PRESENT  SHAREHOLDERS?

     I will answer these questions as directly as I can.

1.   HOW HAVE WE USED THE PRESENT STOCK AUTHORIZATION?

     As noted, we've used sales of our stock, in large part, to finance operations - that is, to compensate employees, purchase materials and equipment, fund R&D and marketing activities, etc.

     For comparison, many of our peers raised and banked large amounts of cash through IPOs when the stock market was at its peak in the late 1990s and early 2000. DCH was not in a position to capitalize on these favorable market conditions.

     The  details  of  our  initial  stock  authorization  are  listed  below:

          -    Shares authorized - 50,000,000
          - Shares outstanding when DCH became a public company in August 1999 - 14,800,000
          - Shares sold from August 1999 to September, 2001 - approximately 16,100,000
          - Capital raised through the sale of shares from August 1999 to September, 2001: $10,147,571
          -    Shares outstanding as of September 30, 2001 - 30,925,173 shares
          - Employee/director options outstanding as of September 30, 2001 - approximately 13,000,000

2.   WHAT VALUE HAS BEEN GAINED THROUGH THE USE OF THE PRESENT AUTHORIZATION?

          - Increased sensor sales. Through many ongoing efforts, the semiconductor industry is now embracing our Robust Hydrogen Sensor(TM) for both process and safety applications. Likewise, we are making excellent progress in several other industries, including nuclear power, automotive, and waste management. The best news of all is that we are poised to commercialize the next generation of very high hydrogen-sensitivity sensory products with the introduction of the H-FET sensor early next year. We are confident that this will prove to be the new benchmark in hydrogen sensing and will positively impact our financial results.

          - Increased fuel cell sales. We have just introduced our fourth generations of both higher power (1 to 5 kW) and smaller, portable (12 to 30 w) fuel cells, resulting in contracts. Late this fall we will deliver our first higher-power fuel cell with a natural gas feed system to a European Utility using a UOP reformer. Our hydrogen-gas fed fuel cell systems continue to prove themselves as the technology of choice in applications where load and load following is of paramount importance. At the same time, our 12W/12V fuel cell platform has been significantly upgraded to handle temperatures from -20 C to 50 C. We have also been able to increase the power density of products from this platform to up to 30w.

          - While focusing on commercializing products, we are also seeing the first fruits from our Center for Hydrogen Safety(TM). The CHS is one of only two companies offering hydrogen-specific safety services, and response has been very good. Since its formation in April, the CHS has submitted several proposals for safety services with major corporations, and we've been awarded contracts on all of them. These contracts provide cash flow, but more importantly, open future windows of opportunity for sales of our fuel cells and sensor products to some of the key players in the emerging hydrogen economy.

3.   FOR WHAT PURPOSE WILL THE NEW STOCK AUTHORIZATION BE USED?

          - Most importantly, we need the additional stock to attract and capture strategic investors. Any investment by a strategic financial partner will require DCH to have the underlying common stock for such a transaction. We have a number of interested parties with whom we are in various stages of discussions. I assure you that we will only select those partners who we believe will be long-term supporters of the stock.

          - Product development of the larger fuel cell systems. At this time we have clearly demonstrated the technical excellence of our systems. The next step is to move from technical success to commercialization success, which will focus on cost reducing the production of our fuel cell.

          - Commercialization of the H-FET sensor. We believe there is huge market demand for this new sensor and we intend to complete the design and commercialization.

4.   WHY IS THIS THE BEST FINANCING VEHICLE FOR US?

     We do not feel that financing the business through loans or lines of credit is in the best interest of the company at this point in time because of the burden on future cash flows to service debt payments. We have explored these options and the terms available to us are not attractive. Raising capital through the sale of stock provides a source of attractive funding for us that will not require us to devote a valuable portion of our cash flow to servicing debt payments.

5.   WHAT ARE THE IMPLICATIONS TO THE PRESENT SHAREHOLDERS?

     Stock dilution is a concern for all of us and should be measured by the value it will create in moving your company forward. We intend to use the additional shares authorized to create value by attracting strategic investors and acquisition prospects that bring new opportunities to DCH. We see the requests for additional stock and options as a strong springboard from which to continue our march to full commercialization and the revenues this will generate. This is a strategy with which we can all resonate.

     Lastly,  I  am also requesting your support on expanding our employee stock
     ---------------------------------------------------------------------------
option program.  This is also an important part of our strategy to move forward.
---------------
We have continually awarded options in lieu of cash to employees for two reasons: 1) to conserve cash for R&D and marketing expenditures; and 2) to align our employees' interests more closely with those of our shareholders. When compensated in options wholly or in part, their success - in a very real way - is yours.

     The Consent Solicitation Statement on the following pages further describes the matters being presented to you in this Consent Solicitation.


     The Board of Directors hopes that you will have your common stock represented by signing, dating and returning your consent in the enclosed envelope as soon as possible. If you submit a properly executed consent within 30 days of the delivery of the first dated consent delivered to us (as such date may be extended by the Board of Directors), your common stock will be voted in favor of the two proposals. Any other action by you will have the practical effect of voting against the proposed amendment.


     Thank you for your time and thoughtful consideration of your company's needs. The future is bright. We must now act to fulfill our promise.


                                                 Cordially,

                                                 John Donohue
                                                 President & CEO
                                                 DCH Technology, Inc.

December __, 2001

                              DCH TECHNOLOGY, INC.
                            24832 AVENUE ROCKEFELLER
                           VALENCIA, CALIFORNIA 91355
                              ____________________

                         CONSENT SOLICITATION STATEMENT
                                December __, 2001


                               GENERAL INFORMATION

INFORMATION REGARDING CONSENTS

     This Consent Solicitation Statement is furnished in connection with the solicitation of stockholder consents by the Board of Directors of DCH Technology, Inc., a Delaware corporation, in lieu of a meeting of stockholders (the "Consent Solicitation") in connection with (i) a proposed amendment to our Certificate of Incorporation to increase the common stock authorized for issuance from 50,000,000 to 100,000,000; and (ii) a proposed increase in the number of shares of common stock reserved for issuance under our 2001 Stock Option Plan from 5,000,000 to 10,000,000. Only stockholders of record at the close of business on December 3, 2001 (the "Record Date") will be entitled to submit a consent. It is anticipated that this Consent Solicitation Statement and accompanying consent will first be mailed to stockholders on or about December __, 2001.

     We are incorporated in the State of Delaware and are therefore subject to Title 8 of the Delaware Code. Section 228 of Title 8 of the Delaware Code permits the stockholders of DCH to take action without a meeting if consents in writing, setting forth the action so taken, are signed by holders of outstanding stock having no less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Board of Directors has determined that the minimum necessary votes must be received by us within 30 days of the date of the first such written consent; however, such date may be extended by the Board of Directors in its sole discretion. Accordingly, if within 30 days following our receipt of the first written consent approving the two proposals (unless such period is extended), we receive executed consents approving the two proposals from the holders of a majority of the issued and outstanding shares of common stock, and those consents have not been revoked, you will be deemed to have approved both of the proposals. We intend to amend our Certificate of Incorporation as soon as practicable following the receipt of the necessary consents to approve the increase in our authorized common stock.

     All written consents we receive, regardless of when dated, will expire unless valid, written, unrevoked consents constituting the necessary vote for approval of the proposed amendment are received by us within 30 days of the date of receipt of the first such consent (unless such period is extended by the Board of Directors). A consent executed by a stockholder may be revoked at any time provided that a written, dated revocation is executed and delivered to us on or prior to the time at which we receive written consents sufficient to approve each proposal. A revocation may be in any written form validly signed by the stockholder as long as it clearly states that the consent previously given is no longer effective. The revocation should be sent to Ronald Ilsley, Chief Financial Officer, DCH Technology, Inc. 24832 Avenue Rockefeller, Valencia, California 91355.

     We will pay the costs of solicitation of consents. In addition to soliciting consents by mail, our officers, directors and other regular employees, without additional compensation, may solicit consents personally or by other appropriate means. Banks, brokers, fiduciaries and other custodians and nominees who forward consent soliciting material to their principals will be reimbursed their customary and reasonable out-of-pocket expenses.

RECORD DATE AND VOTING RIGHTS

     Only stockholders of record of our common stock as of the close of business on December 3, 2001 (the "Record Date") will be entitled to submit a consent on the accompanying form. On that date, there were listed as outstanding 32,138,313 shares of common stock. Each share of common stock is entitled to one vote in the Consent Solicitation. Consents evidencing a majority of the shares entitled to vote are required in order to approve the two proposals being submitted to you for approval in the Consent Solicitation. To be counted toward the majority required for approval of the proposed amendment, a consent must be delivered to us within 30 days of the delivery of the first dated consent (unless such period is extended by the Board of Directors).

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of September 30, 2001, relating to the beneficial ownership of our common stock by (i) all persons known by us to beneficially own more than 5% of the outstanding shares of the Common Stock, (ii) each of our Directors, and (iii) all of our executive officers and directors as a group.

     The percentages of total shares of common stock set forth below assume that only the indicated person or group has exercised options and warrants which are exercisable within 60 days of September 30, 2001, and do not reflect the percentage of common stock which would be calculated if all other holders of currently exercisable options or warrants had exercised their securities.

     Unless otherwise indicated in the footnotes to the table, (1) the following individuals have sole vesting and sole investment control with respect to the shares they beneficially own and (2) unless otherwise indicated, the address of each beneficial owner listed below is c/o DCH Technology, Inc., 24832 Avenue Rockefeller, Valencia, California 91355.

NAME AND ADDRESS OF                           AMOUNT AND NATURE OF     PERCENT OF
BENEFICIAL OWNER                            BENEFICIAL OWNERSHIP (1)     CLASS
EXECUTIVE OFFICERS AND DIRECTORS:
------------------------------------------  ------------------------  -----------
David P. Haberman                                          2,161,240           7%
John Donohue                                                 587,996           2%
Dr. Johan (Hans) Friedericy                                  307,866            *
Daniel Teran                                                 287,600            *
Robert S. Walker                                             224,714            *
Raymond N. Winkel                                            282,185            *
All executive officers and Directors as a                  3,851,601
group (9 persons)

*   Less than one percent.

     Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2001 are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of each other person.

     The number of shares shown for Mr. Haberman consists of 1,411,240 shares of common stock subject to options that are exercisable within 60 days of September 30, 2001. This does not include options to purchase 750,000 shares of common stock that will vest only upon the occurrence of certain events.

     The number of shares shown for Mr. Donohue consists of 587,996 shares of common stock subject to options that are exercisable within 60 days of September 30, 2001. This does not include options to purchase 1,500,000 shares of common stock which vest only upon the occurrence of certain events.

     The number of shares shown for Mr. Friedericy includes 302,866 shares of common stock subject to options that are exercisable within 60 days of September 30, 2001.

     The number of shares shown for Mr. Teran includes 267,600 shares of common stock subject to options that will be exercisable within 60 days of September 30, 2001.

     The number of shares shown for Mr. Walker includes 224,514 shares of common stock subject to options that are exercisable within 60 days of September 30, 2001.

     The number of shares shown for Mr. Winkel includes 100,395 shares of common stock subject to options and warrants that are exercisable within 60 days of September 30, 2001.

     The number of shares shown for all executive officers and Directors as a group includes 3,644,611 shares of common stock subject to options that are exercisable within 60 days of September 30, 2001.

EXECUTIVE COMPENSATION SUMMARY

     The following table provides compensation information for the period indicated with respect to the persons who served as our Chief Executive Officers for the years ended December 31, 2000, 1999 and 1998, and all other executive officers of DCH receiving total salary and bonus in excess of $100,000 during the years ended December 31, 2000, 1999 and 1998 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                             ANNUAL  COMPENSATION       LONG-TERM COMPENSATION
-------------------------  ---------------------------  ----------------------
NAME AND                   YEAR  SALARY ($)  BONUS ($)  NUMBER OF SECURITIES
PRINCIPAL                                               UNDERLYING WARRANTS/
POSITION                                                OPTIONS (#)
-------------------------  ----  ----------  ---------  ----------------------
Dr. Johan (Hans)           2000          -           -                 35,077
Friedericy,
Chief Executive Officer
(1)
David A. Walker,           2000    218,615           -                      -
Vice President
                           1999       - (2)          -
                           1998          -           -                363,000
David Haberman             2000      7,692     167,500
                           1999          -           -
                           1998          -           -                364,000
Dr. William L. Firestone   1999          -           -                675,000
(3)                        1998          -           -                393,000


(1)     Mr. Friedericy became our Chief Executive Officer in March 2000.
(2) Mr. Walker served as our Chief Executive Officer from April 1999 to March 2000. He received $10,563 during the year ended December 31, 1999 as reimbursement for automobile expenses.
(3)     Dr. Firestone resigned as our Chief Executive Officer in April 1999.

     Effective  March 1, 2001, we entered into an employment agreement with John
T. Donohue, our President and Chief Executive Officer. This employment agreement terminates on December 31, 2002, and provides for an annual base salary of $40,000 and the grant of options to purchase up to an aggregate of 2,500,000 shares of our common stock pursuant to the terms of a stock option agreement. This stock option agreement contains provisions for the vesting of the options based on certain performance criteria relating to the closing market price of our common stock. In addition, the employment agreement provides alternative vesting schedules for the options in the event that Mr. Donohue's employment is terminated due to a change in control or otherwise. The employment agreement defines a "change in control" as a change that would be required to be reported under certain provisions of the Securities Exchange Act of 1934.

     Effective July 1, 2001, we entered into an employment agreement with Ronald Ilsley, our Chief Financial Officer. The employment agreement terminates on July 1, 2002 and provides for annual compensation of $190,000 of which up to $120,000 may be paid in the form of stock options. In addition, the agreement provides for the grant of options to Mr. Ilsley for the purchase of 500,000 shares of our common stock. This includes options to purchase 100,000 shares of common stock, which options vested upon the execution of the employment agreement. The remaining options to purchase 400,000 shares of common stock vest according to certain performance criteria based on equity financing. The employment agreement provides alternative vesting schedules for the options in the event that Mr. Ilsley's employment is terminated due to a change in control or otherwise. The employment agreement defines a "change in control" as a change that would be required to be reported under certain provisions of the Securities Exchange Act of 1934.



EMPLOYMENT AGREEMENTS

     We have an employment agreement with Dr. Johan (Hans) Friedericy, our Chief Operating Officer. The employment agreement commenced on January 1, 2001 and terminates on January 1, 2002. The employment agreement provides for an annual base salary of $60,000 and the equivalent of $90,000 in non-qualified stock options; it further provides for additional equity compensation to be determined upon the achievement of certain quarterly financial milestones.

     In the third quarter of 2001, DCH's two co-founders, David Haberman and David Walker, resigned from daily operations as part of a planned transition to our senior operating team identified and retained over the past several months from established corporations. As part of this transition, we have terminated
our  employment  agreements  with  Messrs.  Haberman  and   Walker.

     We have employment agreements with our Chief Executive Officer, John Donohue and our Chief Financial Officer, Ronald Ilsley. These agreements are discussed under the Executive Compensation Summary above.

FISCAL YEAR OPTION GRANTS

     In the year ended December 31, 2000, the only Named Executive Officer to receive a grant of stock options was Dr. Johan (Hans) Friedericy, our then Chief Executive Officer, who received options to purchase an aggregate of 35,077 shares of common stock at exercise prices ranging from $1.50 per share to $5.81 per share. All of these options vested immediately upon grant. During this same year, we granted other officers, employees and consultants options to purchase an aggregate of 1,673,011 shares of our common stock.

FISCAL YEAR OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

     Shown below is information regarding options exercised by the Named Executive Officers during the year ended December 31, 2000, and unexercised stock options held by the Named Executive Officers at December 31, 2000.

               AGGREGATE OPTION EXERCISES IN 2000 AND YEAR END OPTION VALUES

NAME              Shares       Value        Number  of  Unexercised     Value of Unexercised In-the-
                  Acquired On  Realized($)  Options at Year End(#)      Money  Options  at  Year
                  Exercise(#)                                           End($)(1)
                                            Exercisable  Unexercisable  Exercisable  Unexercisable
----------------  -----------  -----------  -----------  -------------  -----------  -------------
David A. Walker       152,013      170,160    1,197,987              -    1,497,484              -

David Haberman        100,000      266,250    1,205,000              -    1,506,250              -

Dr. Johan (Hans)            -            -       35,077              -            -              -
Friedericy

(1)     Based on a per share fair market value of our common stock equal to $1.50 at December 31,
2000, the closing price for our common stock on that date as reported by various market makers for our common stock on the Amex Stock Market.

DIRECTOR  COMPENSATION

     Compensation for members of the Board of Directors (regardless of whether such members are employees of DCH) is as follows:

For serving on the Board of Directors, $10,000 per year;
For each Board meeting, $1,000;
For chairing a committee (excluding Audit Committee), $500;
For chairing the Audit Committee, $1,000;
For serving on a committee, $1,000; and
For each working Audit Committee meeting, $1,000.

     At our option, the above compensation, payable at the end of the year, may be paid in cash or in options to purchase shares of our common stock.

     In addition, each non-employee director receives reimbursement for the expenses that he incurs in traveling to meetings of the Board of Directors or any of its committees.

--------------------------------------------------------------------------------
                                 PROPOSAL NO. 1
                                 --------------

APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION FOR INCREASE IN AUTHORIZED NUMBER OF SHARES
--------------------------------------------------------------------------------


GENERAL

     Our Board of Directors has approved a resolution to amend our Certificate of Incorporation to increase the authorized shares of common stock from 50,000,000 to 100,000,000. The increase of authorized shares of common stock will be effected by an amendment to our Certificate of Incorporation, and such increase will become effective upon the filing of a Certificate of Amendment of Certificate of Incorporation with the Secretary of State of the State of Delaware in the form of Exhibit "A" to this Consent Solicitation Statement. The increase will have no effect on the 5,000,000 shares of authorized preferred stock, none of which are currently outstanding.

REASONS  FOR  INCREASE  OF  AUTHORIZED  SHARES

     The number of shares of Common Stock listed and outstanding as of the Record Date is 32,138,313 which number is less than the currently authorized 50,000,000 shares. However, over the last year, we have issued or reserved for issuance an aggregate of 8,100,000 shares of common stock pursuant to financing transactions or equity compensation plans. For example, in August 2001 we entered into a purchase agreement (the "Swartz Agreement") with Swartz Private Equity, LLC ("Swartz"). Under the terms of the Swartz Agreement, we may offer through a series of puts and Swartz must purchase, from time to time, up to a maximum of 2,000,000 shares of our common stock. In addition, under the Swartz Agreement we will provide Swartz with warrants to purchase up to 200,000 shares of our common stock. We also entered into a sales agency agreement (the "Delano Agreement") with Delano Group Securities, LLC ("Delano") dated April 23, 2001, pursuant to which Delano agreed to act as our exclusive sales agent, on a best efforts basis, to sell up to 900,000 shares of our common stock during the year following the date of the Delano Agreement. As of November 13, 2001, we had issued 613,400 shares under the Delano Agreement. We have reserved an aggregate of 5,000,000 shares of common stock for issuance under our 2001 Stock Option plan. As of September 30, 2001, we had granted options to purchase substantially all of these shares, and are seeking approval to increase the number of shares reserved for issuance under the 2001 Stock Option Plan to

10,000,000 shares. We have granted and will grant these options to our employees and consultants in lieu of cash compensation, in order to conserve cash. If all of these shares are issued, and warrants and options exercised, the number of outstanding shares would increase to approximately 47,653,006.

     Accordingly, an increase in the number of authorized shares of Common Stock is necessary in order for us to satisfy our obligations to the holders of our warrants and options, and to take advantage of the opportunity to raise financing under the Delano and Swartz Agreements as well as other arrangements we may make in the future. Our Board of Directors has determined that for these reasons, it would be in our best interests to increase the number of authorized shares of common stock to 100,000,000. We believe that having such additional shares available for issuance will enable us to take prompt action on such corporate opportunities as may materialize in the future if the Board of Directors deems such opportunities to be in our best interest. The disadvantage of such an increase is that any additional issuances of common stock will dilute the percentage of DCH owned by existing stockholders. Approval of this proposal will increase the number of shares of common stock available for us to issue to 100,000,000.

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of our outstanding voting shares is required for approval of this Proposal. Should stockholder approval not be obtained, we will not be able to increase our authorized shares and will therefore be unable to honor our obligations to our option and warrant holders or use common stock to attract strategic investors.

RECOMMENDATION  AND  VOTE

     The Proposal must be approved by holders of a majority of our outstanding shares of common stock entitled to vote in the Consent Solicitation.

     The Board recommends that you vote FOR approval of an increase to the authorized number of shares and an amendment to the Certificate of Incorporation that provides for an increase for the authorized number of shares of 50,000,000 to 100,000,000 shares of common stock.

--------------------------------------------------------------------------------
                                 PROPOSAL NO. 2
                                 --------------

INCREASE IN THE NUMBER OF SHARES OF COMMON STOCK RESERVED FOR ISSUANCE UNDER THE 2001 STOCK OPTION PLAN

--------------------------------------------------------------------------------

     The 2001 Stock Option Plan (the "Plan") was adopted by the Board of Directors effective January 1, 2001 and approved by the shareholders on June 12, 2001. Currently, 5,000,000 shares of our common stock are reserved for issuance under the Plan. To date, we have issued options under the Plan to purchase
4,541,888  shares  of  the  Company's  common  stock.

     We believe that our long-term success will depend upon our ability to attract and retain qualified directors, officer, employees and consultants and to motivate their best efforts on our behalf. In addition, as part of a cash conservation plan implemented in the first quarter of 2001, we have granted options to employees and consultants in lieu of cash compensation. We believe that we have saved approximately $1,400,000 in cash through September 30, 2001 by using options. We intend to continue this program for the foreseeable future. Thus, we believe that the Plan is an important part of our compensation of directors, officers, employees and consultants. The Board of Directors recommends amending the Plan to increase the number of shares of our common stock reserved for issuance under the Plan from 5,000,000 to 10,000,000.

DESCRIPTION OF THE PLAN

     The purpose of the Plan is to enhance our profitability and stockholder value by enabling us to offer stock based incentives to employees, directors, consultants and affiliates. The Plan authorizes the grant of options to purchase shares of common stock to our employees, directors and consultants and our affiliates. Under the Plan, we may grant incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986 and non-qualified stock options. Incentive stock options may only be granted to our employees.

     Under the Plan we currently have 5,000,000 shares of common stock reserved for issuance pursuant to the grant of options.

     The Plan is administered by the Compensation Committee of the Board of Directors. Subject to the provisions of the Plan, the Compensation Committee has the authority to determine which of our employees, directors and consultants will be awarded options and the terms of such awards, including the number of shares subject to such option, the fair market value of the common stock subject to options, the exercise price per share and other terms.

     Incentive stock options must have an exercise price equal to at least 100% of the fair market value of a share on the date of the award unless the grant is to a stockholder holding more than 10% of our voting stock, in which case the exercise price must be 110% of the fair market value on the date of grant. Generally, the options may not have a duration of more than ten years, or five years if the grant is to a stockholder holding more than 5% of our voting stock. Terms and conditions of awards are set forth in written agreements between us and the respective option holders. Awards under the Plan may not be made after the tenth anniversary of the date of its adoption but awards granted before that date may extend beyond that date.

     Under the Plan, if the employment of the holder of an incentive stock option is terminated for any reason other than as a result of the holder's death or disability or for "cause" as defined in the Plan, the holder may exercise the option, to the extent exercisable on the date of termination of employment, until the earlier of the option's specified expiration date and 90 days after the date of termination. If an option holder dies or becomes disabled, both incentive and non-qualified stock options may generally be exercised, to the extent exercisable on the date of death or disability, by the option holder or the option holder's survivors until the earlier of the option's specified termination date and one year after the date of death or disability.

     As of September 30, 2001, no shares have been issued as the result of the exercise of options granted under the Plan. The exercise price and vesting schedules of options granted under the Plan will vary over time pursuant to various option agreements that we will enter into with the grantees of such options.

     We have not registered the Plan or the shares subject to issuance thereunder, pursuant to the Securities Act of 1933. Absent registration, such shares, when issued upon exercise of options, would be "restricted securities" as that term is defined in Rule 144 under the Securities Act of 1933. We may register the Plan and the shares subject to issuance thereunder in the future.

     Optionees have no rights as stockholders with respect to shares subject to options prior to the issuance of shares pursuant to the exercise thereof. Options issued to employees under the Plan, as amended, shall expire no later than ten years after the date of grant. An option becomes exercisable at such time and for such amounts as determined at the discretion of the Board of

Directors or the Compensation Committee at the time of the grant of the option. An optionee may exercise a part of the option from the date that part first becomes exercisable until the option expires. The purchase price for shares to be issued to an employee upon his or her exercise of an option is determined by the Board of Directors or the Compensation Committee on the date the option is granted. The purchase price is payable in full in cash, by promissory note, by net exercise or by delivery of shares of our common stock when the option is exercised.

     The Plan provides for adjustment as to the number and kinds of shares covered by the outstanding options and the option price therefor to give effect to any stock dividend, stock split, stock combination or other reorganization of or by us.


FEDERAL INCOME TAX CONSEQUENCES OF OPTIONS GRANTED UNDER THE PLAN

     Options granted under the Plan may be either incentive stock options, which satisfy the requirements of Section 422 of the Internal Revenue Code or non-qualified options, which are not intended to meet such requirements. The federal income tax treatment for the two types of options differs as follows:

     INCENTIVE OPTIONS. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

     Upon a qualifying disposition of the shares, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for those shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of the shares on the exercise date over (ii) the exercise price paid for those shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be taxable as a capital gain or loss.

     If the optionee makes a disqualifying disposition of the purchased shares, then we will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will we be allowed a deduction with respect to the optionee's disposition of the purchased shares.

     NON-QUALIFIED OPTIONS. No taxable income is recognized by an optionee upon the grant of a non-qualified option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

     If the shares acquired upon exercise of the non-qualified option are unvested and subject to repurchase by us in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the, optionee will not recognize any additional income as and when the purchase right lapses.

     We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-qualified option. The deduction will in general be allowed for the taxable year in which such ordinary income is recognized by the optionee.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

     We anticipate that any compensation deemed paid by us in connection with disqualifying dispositions of incentive stock option shares or exercises of non-statutory options will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers. Accordingly, all compensation deemed paid with respect to those options will remain deductible by us without limitation under Code Section 162(m).

STOCKHOLDER APPROVAL

     The affirmative vote of a majority of our outstanding voting shares is required for approval of this Proposal. Should stockholder approval not be obtained, the Plan will not be effective and the Board of Directors will consider alternative methods of issuing the options outside of the Plan.

RECOMMENDATION  AND  VOTE

     The Proposal must be approved by holders of a majority of our outstanding shares of Common Stock entitled to vote in the Consent Solicitation.

     The Board recommends that the stockholders vote FOR approval of an increase in the number of shares reserved for issuance under the 2001 Stock Option Plan.

                                    EXHIBIT A


                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                              DCH TECHNOLOGY, INC.


     DCH TECHNOLOGY, INC., a Delaware corporation (the "Corporation") hereby certifies:

     FIRST: That Article IV of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

          "This Corporation is authorized to issue two classes of shares to be designated respectively common stock ("Common Stock") and preferred stock ("Preferred Stock"). The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred five million (105,000,000) shares, of which one hundred million (100,000,000) shares shall be Common Stock, $.001 par value per share, and five million (5,000,000) shares shall be Preferred Stock, $.001 par value per share. The Board of Directors of the corporation (the "Board of Directors") is hereby authorized to provide for the issue of all or any of the remaining shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter, for each such series, such powers, designations, preferences and relative participating, optional or other rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series and as may be permitted by the General Corporation Law of the State of Delaware."

     SECOND: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the Sate of Delaware.

     IN WITNESS WHEREOF, DCH Technology, Inc. has caused this Certificate to be signed by its duly authorized officer, this __ day of ______________, 2001.



                                                --------------------------------
                                                John  Donohue
                                                Chief  Executive  Officer




STATE  OF:   California          )
                        )  ss
COUNTY OF:              )


     On _________________, 2001, before me __________________________________, personally appeared John Donohue / / personally known to me - OR - / / proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.


WITNESS my hand and official seal,


----------------------------          (Seal)
Signature  of  Notary

                       ACTION BY MAJORITY WRITTEN CONSENT
                               OF STOCKHOLDERS OF
                              DCH TECHNOLOGY, INC.,
                             A DELAWARE CORPORATION


          THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned, being a holder of record of DCH Technology, Inc., a Delaware corporation (the "Corporation"), as of the close of business on December 3, 2001, hereby takes the following action, with respect to all stock of the Corporation held by the undersigned, in connection with the solicitation by the Board of Directors of the Corporation of written consents, pursuant to
Section 228 of Title 8 of the Delaware Code, to the amendment of the Certificate of Incorporation of the Corporation and the increase in the number of shares of the Corporation's Common Stock reserved for issuance under the 2001 plan from 5,000,000 to 10,000,000 as the same as described in the Company's Consent Solicitation Statement dated December __, 2001, without a meeting:

                (Place  an  "X"  in  the  appropriate  box)

Proposal  1.   Approval of amendment to Certificate of Incorporation to increase the number of authorized shares of common stock from 50,000,000 to 100,000,000. The Board of Directors recommends that Stockholders CONSENT to the proposed amendment.

         CONSENT [ ]          CONSENT WITHHELD [ ]              ABSTAIN [ ]

     If no box is marked with respect to the action described above, the undersigned will be deemed to have consented to the proposed amendment.

Proposal  2.   Increase  in  the number of  shares of common  stock reserved for issuance under the 2001 Stock Option Plan from 5,000,000 to 10,000,000. The Board of Directors recommends that Stockholders
               CONSENT  to  the  proposed  amendment.

         CONSENT [ ]          CONSENT WITHHELD [ ]              ABSTAIN [ ]

     If no box is marked with respect to the action described above, the undersigned will be deemed to have consented to the proposed amendment.


                         Dated: _________________, 2001


                          _____________________________
                                  Print Name(s)


                          _____________________________
                                  Signature(s)

Please sign as registered and return promptly in the enclosed envelope. Executors, trustees and others signing in a representative capacity should include their names and the capacity in which they sign.